Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS RECORD NEW AWARDS OF $9.3 BILLION, BOOSTING
BACKLOG TO $30.2 BILLION

IRVING, TEXAS — July 26, 2010 — Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2010.  Net earnings attributable to Fluor were $157 million, or $0.87 per diluted share, compared with $169 million or $0.93 per diluted share for the same period last year.  Segment profit for the quarter was $262 million, compared with $309 million in the second quarter of 2009, driven mainly by strength in Industrial & Infrastructure and Power which was offset by lower results in Oil & Gas.  Segment margin was 5.1 percent, compared with 5.8 percent a year ago.  Revenue was $5.2 billion in the second quarter of 2010, just under last year’s $5.3 billion.

New project awards for the second quarter were a record $9.3 billion, surpassing the company’s previous high for a single quarter, well above the quarterly run rate of approximately $3 billion in the prior three quarters.  Awards in the quarter included $7.2 billion in Industrial & Infrastructure driven by new mining and metals projects, $1.0 billion of Oil & Gas awards and approximately $600 million of Government awards.  Consolidated backlog rose to $30.2 billion, up from $25.7 billion last quarter, and compared with $30.9 billion a year ago.

Corporate G&A expense for the quarter was $28 million, down from $42 million in the second quarter of 2009.  The lower G&A expense is primarily due to lower compensation costs.  Fluor’s financial condition continues to be very strong, with cash plus current and noncurrent marketable securities totaling $2.1 billion, which compares with $2.3 billion a year ago.

“Fluor has once again demonstrated the tremendous power of its diversified business model with the recognition of record new awards and growing backlog led by our global mining business,” said Chairman and Chief Executive Officer Alan Boeckmann.  “Looking ahead to the balance of 2010, we see the potential for continued strong new awards in the second half, especially in our mining, oil and gas, and infrastructure businesses.”

Outlook

Given the strength of results in the second quarter, the company is raising the lower end of its 2010 EPS guidance to a range of $2.90 to $3.20 per share, from the previous range of $2.80 to $3.20 per share.

Business Segments

Fluor’s Oil & Gas segment reported second quarter revenue of $1.8 billion, down 42 percent from the second quarter of 2009.  Segment profit declined to $98 million, compared with $181 million a year ago, driven mainly by lower revenues.  New oil and gas awards in the second quarter totaled $1.0 billion, driven by international awards including a program management contract on the Shah Gas program in Abu Dhabi, which compares with $2.9 billion a year ago.  During the quarter, Fluor was selected for the upstream facilities component of

Santos’ Gladstone Liquefied Natural Gas (GLNG) project in Australia.  Approximately $45 million was included in second quarter new awards, with a full contract award expected in late 2010 or early 2011.  Ending backlog at June 30, 2010 for Oil & Gas was $10.2 billion, which compares with $15.8 billion a year ago.

Fluor’s Industrial & Infrastructure segment reported second quarter revenue of $1.8 billion, up 82 percent over last year.  Segment profit for the second quarter increased 42 percent from a year ago to $48 million.  Increased results for the current quarter were mainly attributable to substantially higher levels of mining and infrastructure project activity.  Segment new awards were a record $7.2 billion for the quarter, compared with $2.2 billion a year ago, including a large aluminum program in Saudi Arabia valued at approximately $3 billion, a copper project in Chile valued at $1.4 billion, a copper/gold project in Mongolia valued at approximately $1 billion, and a $1 billion copper/gold project in Australia.  Backlog rose to a segment record of $16.1 billion, increasing $5.6 billion over last quarter, and up 65 percent from a year ago.

Revenue for the Government segment was $777 million for the second quarter of 2010, up 62 percent from $479 million a year ago.  Segment profit was $35 million, up from last year’s results which included $15 million from a favorable project settlement.  Improved results in the quarter were primarily due to increased contributions from LOGCAP IV task orders in Afghanistan.  Second quarter new awards totaled $638 million, including $542 million for LOGCAP IV task orders.  Segment backlog at the end of the quarter was $635 million, which is down from $974 million a year ago due to project execution activities related to American Recovery and Reinvestment Act work at the Savannah River site.

The Global Services segment reported revenue of $327 million, on par with $341 million in the second quarter of last year.  Segment profit was $32 million, a 24 percent increase from a year ago, reflecting higher margins in the equipment services business line and contributions from the operations and maintenance business line in support of the Gulf Coast oil spill cleanup.  New awards were $359 million, which compares with $371 million last year.  Backlog at quarter end was $2.1 billion at the end of the second quarter, up 16 percent from $1.8 billion a year ago.

Fluor’s Power segment reported revenue of $469 million, up 5 percent from last year.  Segment profit increased 41 percent to $50 million in the second quarter, mainly due to the recognition of additional fees upon the successful completion of a large coal-fired power plant and substantial progress on other projects in the segment.  The segment’s positive results in the quarter were impacted by a $51 million provision for the estimated additional costs to complete a gas-fired power plant in Georgia.   Power segment new awards were $82 million, and ending backlog for the quarter was $1.1 billion, compared with $2.6 billion a year ago.

Results for the Six Months

Net earnings attributable to Fluor for the six months ended June 30, 2010 were $294 million, or $1.63 per diluted share.  This compares with $374 million, or $2.05 per diluted share, for the first six months of 2009.  Revenue was $10.1 billion, compared with $11.1 billion in the first half of last year.

Second Quarter Call

Fluor will host a conference call at 5:30 p.m. Eastern Daylight Time on Monday, July 26, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.   Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.  The Company expects to file its Form 10-Q with the SEC on Tuesday, July 27, 2010.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22 billion in 2009.  For more information visit www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things failure to achieve projected backlog, revenue and/or earnings levels; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the Company’s failure to receive anticipated new contract awards and the related impacts on staffing levels and cost; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; difficulties or delays incurred in the execution of contracts, including performance by the Company’s joint venture or teaming partners, resulting in cost overruns or liabilities; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the financial viability of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; delays or defaults in client payments; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; failure to maintain safe worksites;  foreign economic and political uncertainties; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 25, 2010. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2010	2009
Revenue	$5,152.1	$5,292.6
Cost and Expenses:
Cost of Revenue	4,868.4	4,975.6
Corporate G&A	27.8	42.0
Interest Income, net	(3.2)	(3.3)
Total Cost and Expenses	4,893.0	5,014.3
Earnings before Income Taxes	259.1	278.3
Income Tax Expense	80.7	101.9
Net Earnings	178.4	176.4
Net Earnings attributable to noncontrolling interest	(21.0)	(7.1)
Net Earnings attributable to Fluor Corporation	$157.4	$169.3
Basic Earnings per Share
Net Earnings	$0.88	$0.94
Weighted Average Shares	178.2	179.1
Diluted Earnings per Share
Net Earnings	$0.87	$0.93
Weighted Average Shares	180.7	181.2
New Awards	$9,345.4	$6,770.7
Backlog	$30,159.4	$30,892.1
Work Performed	$5,045.2	$5,132.1

SIX MONTHS ENDED JUNE 30	2010	2009
Revenue	$10,071.0	$11,090.4
Cost and Expenses:
Cost of Revenue	9,526.7	10,424.3
Corporate G&A	58.7	67.4
Interest Income, net	(6.6)	(8.0)
Total Cost and Expenses	9,578.8	10,483.7
Earnings before Income Taxes	492.2	606.7
Income Tax Expense	160.1	209.1
Net Earnings	332.1	397.6
Net Earnings attributable to noncontrolling interest	(38.1)	(23.6)
Net Earnings attributable to Fluor Corporation	$294.0	$374.0
Basic Earnings per Share
Net Earnings	$1.65	$2.06
Weighted Average Shares	178.2	179.7
Diluted Earnings per Share
Net Earnings	$1.63	$2.05
Weighted Average Shares	180.7	181.2
New Awards	$12,704.5	$12,264.2
Backlog	$30,159.4	$30,892.1
Work Performed	$9,841.0	$10,783.0

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED JUNE 30	2010		2009 (1)
Revenue
Oil & Gas	$1,760.6		$3,028.3
Industrial & Infrastructure	1,819.4		998.2
Government	776.7		478.9
Global Services	326.8		340.6
Power	468.6		446.6
Total Revenue	$5,152.1		$5,292.6

Segment Profit $ and Margin %
Oil & Gas	$97.7	5.5%	$180.8	6.0%
Industrial & Infrastructure	48.3	2.7%	34.1	3.4%
Government	35.1	4.5%	33.5	7.0%
Global Services	31.7	9.7%	25.6	7.5%
Power	49.6	10.6%	35.3	7.9%
Total Segment Profit $ and Margin %	$262.4	5.1%	$309.3	5.8%

Corporate general and administrative expense	(27.8)		(42.0)
Interest income, net	3.2		3.4
Earnings attributable to noncontrolling interests	21.3		7.6
Earnings before Taxes	$259.1		$278.3

SIX MONTHS ENDED JUNE 30	2010		2009 (1)
Revenue
Oil & Gas	$3,900.0		$6,397.8
Industrial & Infrastructure	3,062.8		2,174.7
Government	1,439.5		849.7
Global Services	665.9		762.3
Power	1,002.8		905.9
Total Revenue	$10,071.0		$11,090.4

Segment Profit Margin $ and %
Oil & Gas	$190.0	4.9%	$381.6	6.0%
Industrial & Infrastructure	80.0	2.6%	62.2	2.9%
Government	70.4	4.9%	61.2	7.2%
Global Services	59.1	8.9%	73.0	9.6%
Power	106.1	10.6%	63.6	7.0%
Total Segment Profit Margin $ and %	$505.6	5.0%	$641.6	5.8%

Corporate general and administrative expense	(58.7)		(67.4)
Interest income, net	6.6		8.0
Earnings attributable to noncontrolling interests	38.7		24.6
Earnings before Taxes	$492.2		$606.8

(1)

Effective January 1, 2010, the Company moved the power services business to the Power segment from the Global Services segment. Revenue, Segment Profit and Margin for 2009 have been recast to reflect this change.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	JUNE 30,	DECEMBER 31,
	2010	2009
Cash and Marketable Securities, including noncurrent	$2,084.8	$2,625.8
Total Current Assets	5,201.4	5,122.1
Total Assets	7,267.9	7,178.5
Total Short-Term Debt	99.6	109.8
Total Current Liabilities	3,182.1	3,301.4
Long-term Debt	17.7	17.7
Shareholders’ Equity	3,528.7	3,305.5

Total Debt to Capitalization % (based on Shareholders’ Equity)	3.2%	3.7%
Shareholders’ Equity Per Share	$19.74	$18.48

SELECTED CASH FLOW ITEMS

($ in millions)

SIX MONTHS ENDED JUNE 30	2010	2009

Cash Provided (Utilized) by Operating Activities	$(227.4)	$384.8

Investing Activities
Net (purchases) sales and maturities of Marketable Securities	267.1	(834.5)
Capital Expenditures	(123.4)	(120.6)
Other Items	8.1	18.2
Cash Provided (Utilized) by Investing Activities	151.8	(936.9)

Financing Activities
Repurchase of common stock	(17.1)	(61.3)
Dividends paid	(45.1)	(45.6)
Repayment of Convertible Debt	(10.1)	(11.9)
Distributions paid to noncontrolling interests, net of contributions	(32.3)	(14.1)
Repayment of corporate-owned life insurance loans	(32.2)	—
Other Items	(8.7)	(6.2)
Cash Utilized by financing Activities	(145.5)	(139.1)

Effect of Exchange Rate Changes on Cash	(28.8)	38.8

Decrease in Cash and Cash Equivalents	$(249.9)	$(652.4)

Depreciation	$91.5	$88.6

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED JUNE 30	2010		2009 (1)		% Chg

Oil & Gas	$1,033	11%	$2,937	43%	(65)%
Industrial & Infrastructure	7,233	77%	2,243	33%	222%
Government	638	7%	866	13%	(26)%
Global Services	359	4%	371	6%	(3)%
Power	82	1%	354	5%	(77)%

TOTAL NEW AWARDS	$9,345	100%	$6,771	100%	38%

SIX MONTHS ENDED JUNE 30	2010		2009 (1)		% Chg

Oil & Gas	$2,435	19%	$4,961	40%	(51)%
Industrial & Infrastructure	8,220	65%	4,770	39%	72%
Government	1,066	8%	1,109	9%	(4)%
Global Services	744	6%	476	4%	56%
Power	239	2%	948	8%	(75)%

TOTAL NEW AWARDS	$12,704	100%	$12,264	100%	4%

BACKLOG TRENDS

($ in millions)

AS OF JUNE 30	2010		2009 (1)		% Chg

Oil & Gas	$10,209	34%	$15,770	51%	(35)%
Industrial & Infrastructure	16,145	53%	9,778	32%	65%
Government	635	2%	974	3%	(35)%
Global Services	2,096	7%	1,811	6%	16%
Power	1,074	4%	2,559	8%	(58)%

TOTAL BACKLOG	$30,159	100%	$30,892	100%	(2)%

United States	$8,302	28%	$12,590	41%	(34)%
The Americas	7,971	26%	5,457	17%	46%
Europe, Africa and the Middle East	9,635	32%	9,236	30%	4%
Asia Pacific	4,251	14%	3,609	12%	18%

TOTAL BACKLOG	$30,159	100%	$30,892	100%	(2)%

(1)	Effective January 1, 2010, the Company moved the power services business to the Power segment from the Global Services segment. New Awards and Backlog for 2009 have been recast to reflect this change.